Exhibit 99.1

PAR PETROLEUM CORPORATION ANNOUNCES OPENING OF CALGARY OFFICE

HOUSTON, TEXAS (Thursday, March 20, 2014). Texadian Energy Inc., a wholly owned subsidiary of Par Petroleum Corporation (OTCQB: PARR), announced today that it has reestablished its presence in Calgary, Alberta, and will be opening a new office in coming weeks to function as the headquarters of Texadian Energy Canada Limited (TECL). Herb Hamilton, a long-time industry veteran and previous President of TECL, will rejoin Texadian as President of TECL. In addition to Herb, Erin Jones, TECL’s previous Operations Manager will also rejoin TECL as Vice President.

“We are thrilled to have Herb and Erin back on the Texadian team and look forward to working with them to grow our Canadian business”, said Peter Coxon, Chief Operating Officer of Par Petroleum and President of Texadian Energy. “We continue to believe there are tremendous opportunities for Texadian in Canada. In addition, our refining business in Hawaii, Hawaii Independent Energy, will benefit from our increased ability to source Canadian crudes.”

“Erin and I are excited about the prospects for reopening Texadian’s Calgary office. Canada’s fast growing energy complex provides an exciting backdrop for growing our business here. We are also excited to be able to support PAR’s refining operations.”

TECL will focus on supply and logistics opportunities that move Canadian crudes to demand markets as well as investment in infrastructure.

Par Petroleum Corporation

Par Petroleum Corporation is a Houston-based company that manages and maintains interests in a variety of energy-related assets. Par is a growth company that looks for acquisitions with strong fundamentals and employees who can move the business forward.

Par, through its subsidiaries, owns and operates a 94,000 bpd refinery located in Hawaii on the island of Oahu. This refinery, together with substantial storage capacity, a 27-mile pipeline system, terminals, and retail outlets, provides a substantial portion of the energy demands of Hawaii.

Par’s largest oil and gas asset is its investment in Piceance Energy, LLC, which owns and operates natural gas reserves located in the Piceance Basin of Colorado.

Par also markets, transports and distributes crude oil and petroleum-based energy products. With significant logistics capability on key pipeline systems, a rail car fleet, and a fleet of chartered barge tows, Par believes it has a competitive advantage in moving crude oil efficiently from land locked locations in the Western U.S. and Canada to the refining hubs in the Midwest, the Gulf Coast, and the East Coast.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Although the company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The company cannot assure you that the assumptions upon which these statements are based will prove to have been correct. Other important risk factors that may affect the company’s business, results of operations and financial position are discussed in our most recently filed Annual Report on Form 10-K, recent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings.

Investor Relations Contact:

Stonegate Securities, Inc.

Preston Graham

preston@stonegateinc.com

214-987-4121